Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Peoples Bancorp Inc. on Form S-4 of our report dated March 18, 2014, on our audits of the consolidated financial statements of NB&T Financial Group, Inc. as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, which report is incorporated by reference in this Registration Statement. We also consent to the reference to our firm under the caption “Experts”.

/s/ BKD, LLP

Cincinnati, Ohio
November 13, 2014